EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Donegal Group Inc.:

We consent to the use of our reports dated March 5, 2021, with respect to the consolidated balance sheets of Donegal Group Inc. and subsidiaries as of December 31, 2020 and 2019, and the related consolidated statements of income (loss) and comprehensive income (loss), stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule III (collectively, the “consolidated financial statements”), and the effectiveness of internal control over financial reporting as of December 31, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Philadelphia, Pennsylvania

September 30, 2021